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                        SUPPLY AGREEMENT

       THIS SUPPLY AGREEMENT (the "Agreement") is made this 17th day of November, 1995, by and between MIKE ROSE FOODS, INC., a Tennessee corporation, with its address at 189 Spence Lane, Nashville, Tennessee 37210 ("Seller"), and SHONEY'S, INC., a Tennessee corporation, with its address at 1727 Elm Hill Pike, Nashville, Tennessee 37210 ("Buyer");

                       W I T N E S S E T H

       WHEREAS, Seller desires to supply Buyer's requirements of the products listed on SCHEDULE 1A (the "Shoney's Products"), SCHEDULE 1B (the "Captain D's Products") and SCHEDULE 1C (the Other Products") (the Shoney's Products, the Captain D's Products and the Other Products are collectively referred to as the "Products"); and

       WHEREAS, Buyer desires to purchase from Seller all of Buyer's requirements of the Products, subject to the terms and provisions hereof;

       NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

       1. SALE. During the term and in accordance with the terms hereof, Seller hereby agrees to sell and deliver and Buyer agrees to buy, receive and pay for the quantity set forth below of the Products at the prices hereinafter specified.

       2. TERM. Unless terminated earlier or extended in accordance with the terms hereof, this Agreement shall begin as of the date set forth above (the "Effective Date") and extend through and including October 31, 2000.

       3.      PRODUCT REQUIREMENT AND PURCHASE OBLIGATIONS.

               3.1.   REQUIREMENTS.

               (a)     OF BUYER.     Seller shall make available and
       sell to Buyer and Buyer shall purchase from Seller all of Buyer's requirements of the Products that are to be used at restaurants operated by Buyer. Notwithstanding the foregoing, Buyer shall purchase at least the minimum quantities of the Products required by SECTION 3.2. For the purposes of this Agreement, "restaurants operated by Buyer" includes restaurants operated by Buyer through subsidiaries or other entities in which Buyer owns, directly or indirectly, a


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greater than fifty percent (50%) equity interest, but shall not include any restaurant the operation of which is licensed or franchised by Buyer (unless Buyer owns, directly or indirectly, a greater than fifty percent (50%) equity interest in the entity that is the franchisee/licensee of such restaurant).

               (b)     OF THIRD PARTIES SUPPLIED BY BUYER OR BUYER'S
       AFFILIATES.    The parties acknowledge and agree that Buyer and
       Buyer's affiliates (including Commissary Operations, Inc.) engage in the food distribution business. The parties further acknowledge and agree that customers of that business may purchase or request to purchase goods that are the same or similar to the Products. Buyer agrees that, unless a customer specifies a different brand or type of good, it will, and it will cause its affiliates (including Commissary Operations, Inc.) to, purchase Products produced by Seller in order to fill customer orders to the greatest extent possible. Such purchases by Buyer or its affiliates (including Commissary Operations, Inc.) shall count toward the minimum purchase requirements set forth in
       SECTION 3.2. Seller acknowledges that any customer of Buyer is free to specify a different brand or type of any particular good and, should a customer do so, Buyer may, without violation of any duty or obligation owed to Seller, supply such customer with the specified goods. Buyer shall not recommend to any third party that it purchase any products manufactured by any party other than Seller that are the same or similar to the Products.

               3.2. MINIMUM PURCHASES. During each of Buyer's fiscal years (consisting of 13 four-week periods) ending on the last Sunday of October of each year during the term of this Agreement, Buyer shall make the minimum purchases of the Products (each, a "Minimum Purchase") as set forth on SCHEDULES 1A, 1B AND 1C attached hereto.

               3.3. DISCONTINUANCE OF PRODUCTS. Notwithstanding any other provision of this Agreement to the contrary, it is acknowledged and agreed that Buyer, in its discretion, may discontinue the use of any of the Products at any time. In the event of any such discontinuance, Buyer shall purchase from Seller any inventory of such discontinued Product being held by Seller that Buyer has ordered and that Seller is unable to dispose of promptly in the ordinary course of business (at prices then being paid by Buyer) through sales to others as well as any inventory of raw ingredients and packaging that Seller cannot use in the normal course of business in products (including those manufactured for others)


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other than the discontinued Products.  Also, in the event of any such discontinuance, Buyer shall purchase substitute Products (which may consist of purchases of remaining Products in excess of the minimum amounts set forth on SCHEDULES 1A, 1B OR 1C) so as to provide Seller with the same or greater aggregate gross margin (excess of sales price over the cost of raw ingredients, packaging and other production costs) that Seller would have received had Buyer purchased the minimum quantity of such discontinued Product during each annual period referred to in Section 3.2.

               3.4. NEW PRODUCTS. If, during the term of this Agreement, Buyer begins using any manufactured food item not listed on SCHEDULES 1A, 1B, AND 1C in the restaurants operated by Buyer or supplies any such item to third parties, and such item is of a type that is manufactured and/or produced by Seller, Buyer shall offer Seller the opportunity to submit an offer to supply such item(s), based upon Buyer's specifications for such item(s), to Buyer. If Seller's proposed product meets Buyer's specifications and Buyer's price is the lowest (or equal to the lowest) bid price for the product, Seller shall be selected as the supplier of such item. It is expressly acknowledged and agreed that this procedure does not give Seller a "right of first refusal" to supply such item(s) and that Buyer has no obligation to select Seller as the supplier of any such item(s) if its product does not meet Buyer's specifications or if Seller's price is not the lowest (or equal to the lowest) price. It is also acknowledged and agreed that: (a) changes in specifications pursuant to SECTION 6.2 shall not constitute products encompassed by this SECTION 3.4, but shall continue to be Products encompassed by SECTION 3.1; and (b) Buyer shall have no obligation under this SECTION 3.4 with respect to any new food item supplied to a third party if such third party specifies a type or brand manufactured by a party other than Seller as contemplated by SECTION 3.1(B).

       4.      PRICES.

               4.1. INITIAL PRICES. Upon the Effective Date, the prices for the Products shall be those set forth on SCHEDULE 3.

               4.2. ADJUSTMENTS. The prices of the Products shall be subject to adjustments as follows (it being acknowledged and agreed that the purpose of such adjustments being to avoid any change in the gross profit margin (in dollars, rather than percentage) recognized by Seller on the sale of each Product as a result of changes in the cost of the components of the


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 Products that are addressed below):

               (a) In the event Buyer changes the specifications of a Product, as set forth in SECTION 6.2, the price for that Product shall be adjusted immediately to reflect the change (which may be either an increase or a decrease) in the raw ingredient, packaging and production costs resulting from the change in the Product specification.

               (b) The prices of the Products shall be adjusted (on a basis consistent with price adjustments using March 1995 cost assumptions (SCHEDULE 2(B) as the base. SCHEDULE 2(A) sets forth the costing of each Product using the March 1995 cost assumptions), effective at the beginning of each month, to reflect changes in the cost to Seller of raw ingredients of and packaging materials for the Products. The prices for a particular month shall be set no later than five (5) business days prior to the beginning of that month. For the purposes of this SECTION 4.2(C), raw ingredients includes, without limitation, any of the following: soybean oil, sugar, corn syrups, flour, eggs or tomato paste. For the purposes of this SECTION 4.2(C), packaging materials includes, without limitation, any of the following: packaging film, corrugated packing material and plastic packaging containers. For the purpose of determining any price adjustment pursuant to this SECTION 4.2(B), the cost of raw ingredients or packaging materials shall be compared to the cost of those ingredients or materials, as the case may be, based on March 1995 cost assumptions, which are set forth on SCHEDULE 2(B) attached hereto.

               (c)    The procedures for effecting the price
                      adjustments contemplated by this Section 4.2 are specified on SCHEDULE 3.

       5.      RAW MATERIALS.

               5.1. PURCHASE REQUIREMENTS. At Buyer's direction and on Buyer's behalf, Seller shall place orders for Seller's requirements of any raw ingredient or packaging material that constitutes ten percent (10%) or more of the cost of any of the Products.


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               5.2.   PRICE ADJUSTMENTS.  In determining any
       adjustments in Product prices under SECTION 4.2(B), the raw ingredient cost utilized in making such adjustments shall utilize the costs under any contracts that Seller has entered into at Buyer's request pursuant to SECTION 5.1. Seller shall bear the market risk or benefit of the failure to enter into any such contracts that Buyer has requested.

       6.      PRODUCT FORMULAE AND SPECIFICATIONS; CONFIDENTIALITY.

               6.1. OWNERSHIP. It is acknowledged and agreed that, with the exception of the "Captain D's" fish breader (the formula for which is the sole and exclusive property of Buyer), the formulae and specifications for the Products (the "Specifications") are the sole and exclusive property of Seller.

               6.2. SPECIFICATION CHANGES. Buyer, in its discretion, may at any time, upon notice that is commercially reasonable under the circumstances, change the Specifications for any of the Products, subject to SECTION 4.2(A); provided, however, that if Buyer changes a product specification in a manner that would require any capital expenditures by Seller in order to comply with such specifications and Seller chooses not to make such capital expenditures and, therefore, not produce the respecified Product, Buyer shall be free to purchase such respecified Product from any alternative source that Buyer deems appropriate and Buyer's minimum purchase obligations hereunder shall be reduced by the required quantities of the Product in question. Buyer shall not circumvent or attempt to circumvent its obligations hereunder through respecification of Products.

               6.3 ACCESS TO SPECIFICATIONS. Buyer shall have access to the Specifications, at Seller's place of business, as necessary to confirm Seller's compliance with its obligations under this Agreement. The access to and use of the Specifications shall be subject to the terms of that certain Confidentiality and Noncompete Agreement between Buyer and Seller of even date herewith (the "Noncompetition Agreement") and
       SECTION 6.4 of this Agreement.

       At Seller's option, at any time following Buyer or any of its Affiliates engaging in "Company Activities" (as defined in the Noncompetition Agreement), Buyer shall have no further access to the Specifications, and Seller's compliance with this Agreement may be monitored by Buyer only through an independent escrow agent which shall be permitted to access


                               -5-
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the Specifications pursuant to a mutually agreeable escrow agreement in order to confirm, on Buyer's behalf, Seller's compliance with its obligations under this Agreement. The expenses of the escrow agent shall be the obligation of Buyer.

               6.4.   CONFIDENTIALITY AND NON-SOLICITATION.

               (a) Seller and Buyer each acknowledge that, in the course of their relationship, each of them may receive, work with, and be exposed to certain confidential information and knowledge concerning their respective businesses and their affiliates, whether or not reduced to writing, including, without limitation, information and knowledge pertaining to products, inventions, developments, data, know-how, formulations, uses, research, processes, technology, designs, materials, ideas, plans, trade secrets, customers, proprietary information, manufacturing methods and systems, and other information relating to services offered and/or sold by, or the businesses of, the parties (respectively, the "Seller Confidential Information" and the "Buyer Confidential Information," and collectively, the "Confidential Information"), which each party desires to protect from unauthorized disclosure or use. It is expressly acknowledged and agreed that the Specifications are included within the Seller Confidential Information; provided, however, that the formulae and specifications for the "Captain D's" fish breader are included within Buyer Confidential Information.

               (b) Seller acknowledges that the Buyer Confidential Information is confidential and agrees not to disclose such Buyer Confidential Information to anyone outside of Seller without the prior written consent of Buyer. In addition, Seller agrees that it will not, without the prior written consent of Buyer, use the Buyer Confidential Information for any purpose other than to fulfill its obligations to Buyer under this Agreement.

               (c) Buyer acknowledges that the Seller Confidential Information is confidential and agrees not to disclose such Seller Confidential Information to anyone outside of Buyer without the prior written consent of Seller. In addition, Buyer agrees that


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                      it will not, without the prior written consent
                      of Seller, use the Seller Confidential
                      Information for any purpose other than to fulfill its obligations to Seller under this Agreement.

               (d) Each of Buyer and Seller agrees to take the following minimum safeguards with respect to the other's Confidential Information:

                      (i)     Only those employees who need to
                              receive the other party's Confidential
                              Information for the purposes authorized
                              by this Agreement shall have access to
                              such Confidential Information, and such
                              access shall be limited to only so much
                              of the other party's Confidential
                              Information as is necessary for the
                              particular employee to perform his or
                              her duties; and

                      (ii) All documents and writings that contain the other party's Confidential In-formation shall be maintained in locked files separate and apart from other information in that party's possession and shall be removed therefrom only as needed to carry out the purposes au-thorized by this Agreement.

               (e) Each of Seller and Buyer warrants that its employees who shall have access to the other party's Confidential Information are, or will be prior to gaining such access, under written obligation: (a) to hold in confidence all such Confidential Information made available to them in the course of their employment; and (b) to use such Confidential Information only in the course of Buyer's or Seller's (as the case may be) respective businesses as permitted by this Agreement.

               (f) In the event any unauthorized disclosure of any Confidential Information should occur, the disclosing party shall promptly take all commercially reasonable actions, including legal proceedings, to protect the further dissemination and use of such Confidential Information, including actions seeking injunctive relief, all at the expense of the disclosing party. In the event the disclosing party fails to take such action after written request from the other party, the non-disclosing party may take such action itself and


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                      shall be entitled to reimbursement from the
                      disclosing party for all costs and expenses
                      (including reasonable attorneys' fees) associated with such actions.

               (g) Upon termination of this Agreement, all documents and writings of any kind provided to one of the parties by the other hereunder (including, without limitation, all Schedules attached hereto) and all copies thereof shall be returned promptly to the providing party at that party's request, together with all documents and writings derived by that party from the other party's Confidential Information.

               (h) In the event that either party violates the terms of this Agreement by utilizing the other party's Confidential Information to develop a new product or device, either alone or in conjunction with a third party, that party agrees to transfer, assign and convey to the other party all of its right, title and interest in and to the new product or device developed in violation of this Agreement with the other party's Confidential Information.

               (i)    It is agreed that the provisions of this SECTION
                      6.4 shall not apply to any portion of the Confidential Information which: (1) is or becomes generally available to the public other than as a result of a breach of one of the parties' obligations hereunder; or (2) becomes available to one of the parties to this Agreement on a non-confidential basis from a source other than the other party to this Agreement which source the receiving party does not know to be bound by a confidentiality obligation to the other party.

               (j) The parties' obligations to protect the Confidential Information shall survive the termination or expiration of any business relationship of Buyer and Seller and shall survive the termination or expiration of this Agreement.

               (k) Seller agrees that for so long as this Agreement is in effect it shall not solicit or attempt to solicit any business from any customers of Commissary Operations, Inc.


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       7.      BOOKS AND RECORDS.  During the term of this Agreement and
for a period of five (5) years following the termination of this Agreement, Seller agrees to maintain full and complete records of its business operations relating to Products purchased by Buyer including, without limitation, cost accounting records and invoices that support the raw ingredient and packaging costs of any of the Products. Upon prior notice reasonable under the circumstances and subject to Section 6.3, Seller shall allow representatives of Buyer to inspect such books and records at all reasonable times in order to monitor Seller's compliance with this Agreement. All inspections shall be at the expense of Buyer; provided, however, if the inspection results in a discovery of a failure by Seller to abide by the terms of this Agreement in any material respect, then Seller shall pay or reimburse Buyer for any and all reasonable expenses incurred by Buyer in connection with the inspection including, but not limited to, legal and accounting fees, as well as any damages due Buyer for Seller's failure.

       8. F.O.B. TERMS. The purchase price set forth in SECTION 4 is F.O.B., 189 Spence Lane, Nashville, Tennessee 37210. The term F.O.B. as used in this Agreement is a price term only, and:

               (a) Seller shall have the risk of loss until the Products covered by this Agreement have been delivered to the facility of Buyer and are approved after inspection by Buyer (unless such Products are transported on vehicles of Buyer (whether owned or leased), in which case Buyer shall have such risk of loss after the Products are in Buyer's possession); and

               (b) a tender of any document relating to the Products shall not be a sufficient tender, tender under this Agreement being required to be made only by a tender of the Products; and

               (c) does not include the cost of transportation from Seller's place of business, which costs shall be paid by Buyer.

       9. ORDERS; DELIVERY AND INSPECTION. Orders for the Products shall continue to be given and received, and delivery times established in accordance with past practices between Buyer and Seller. Delivery of the Products by Seller shall be made at Buyer's place of business at 2821 Eugenia Avenue, Nashville, Tennessee, or at such other place of business of Buyer within the United States as may be designated by Buyer in any purchase order or other document initiating a purchase under this Agreement.


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       Buyer shall have seventy-two (72) hours to inspect any shipment of Products made hereunder. Upon failure of any Product or container to conform to the provisions of this Agreement, including the Specifications), Buyer may reject and return such Product or container, in which case Seller shall pay all costs and expenses (including freight and storage) incident to such inspection and/or rejection.
Notwithstanding any claimed right that Seller may have to "cure" under the Uniform Commercial Code, upon three (3) shipments (it being acknowledged and agreed that successive shipments from the same batch of a Product constitute only one (1) "shipment") of any Product having been rejected hereunder during any twelve (12) month period, Buyer may seek substitute performance (by another seller, if Buyer so chooses) with respect to those shipments of that Product, in which case any price differential shall be absorbed by Seller and Buyer's purchase obligations hereunder shall be reduced accordingly.

       10. PAYMENT OF PURCHASE PRICE. Buyer shall pay the purchase price for all Products delivered hereunder and not rejected by Buyer within thirty (30) days after receipt of the appropriate invoice. The terms and conditions of any sale shall be governed by this Agreement and any terms and conditions of any invoice that are inconsistent with the terms of this Agreement or contained on the reverse side of any such invoice shall be of no force or effect. Any late payment shall bear simple interest at the rate of one and one-half percent (1 1/2%) per month from the date that such payment was due until paid.

       11. SELLER'S GUARANTEE.Seller shall guarantee that any articles comprising any shipment or other delivery made to Buyer pursuant to this Agreement shall, as of the date of such shipment or delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and shall not be an article which may not under the provisions of Section 404 or 505 be introduced into interstate commerce and that any such article shall comply in all material respects with all other laws, rules and regulations of the United States of America and all political subdivisions thereof and with the applicable laws, rules and regulations of the respective states and of their respective political subdivisions whether now or hereafter enacted. This guarantee is in like terms extended and shall be applicable to any state law or municipal ordinance in which the definitions of adulteration or misbranding are substantially the same as those in said federal act. Buyer agrees to promptly, in writing, notify Seller of any demand, complaint or proceeding for a claimed violation of any of the above-mentioned laws, giving the name and address of the complaining party and the article concerned.


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       12.     INDEMNIFICATION.

               12.1. INDEMNIFICATION BY SELLER. Seller will indemnify, defend and hold Buyer harmless from and against any costs (including, without limitation, reasonable attorneys' fees and court costs and costs of investigation), losses, damages, liabilities or expenses (collectively "Costs") incurred by Buyer (whether as a result of a third-party claim, or otherwise) as a result of:

               (a) the breach of Seller's guarantee under Section 11 with respect to any Products sold to Buyer by Seller, unless the breach was caused by a requirement or specification of Buyer;

               (b) the nonfulfillment of any covenant, agreement or obligation to be performed by Seller under or pursuant to this Agreement; or

               (c) alleged violations of rights under patents, trademarks, copyrights or applications therefor, unless the use of the allegedly infringing item was required or specified by Buyer; or

               (d) alleged violations by Seller of any statute, regulation or ordinance of any governmental authority in the manufacture, sale or delivery of the goods or services furnished or required to be furnished hereunder, unless the violation was caused by a requirement or specification of Buyer; or

               (e) any negligent act or omission of Seller arising out of or related to the manufacture (including, without limitation, any claim arising out of a failure to manufacture the Products in accordance with the Specifications) or the sale of the Products by Seller.

               12.2. INDEMNIFICATION BY BUYER. Buyer will indemnify, defend and hold Seller harmless from and against any Costs incurred by Seller (whether as a result of a third-party claim, or otherwise) as a result of:

               (a) the nonfulfillment of any covenant, agreement or obligation to be performed by Buyer under or pursuant to this Agreement; or


                              -11-
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               (b)    alleged violations by Buyer or Seller of rights
                      under patents, trademarks, copyrights or applications therefor if the use of the allegedly infringing item was required or specified by Buyer; or

               (c) alleged violations by Buyer (or by Seller if the alleged violation was caused by a requirement or specification of Buyer) of any statute, regulation or ordinance of any governmental authority with respect to the Products sold hereunder; or

               (d)    any negligent act or omission of Buyer
                      (including, without limitation, any claim arising out of Seller's actions taken in accordance with instructions from Buyer) arising out of or related to the manufacture or the sale of the Products by Seller.

               12.3. PARTICIPATION IN THIRD PARTY CLAIMS. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the indemnified party shall promptly notify the indemnifying party thereof. If the indemnified party fails to promptly notify the indemnifying party, the obligation of the indemnifying party shall be reduced by the amount of damages actually suffered as a result of such late notice. The indemnified party may make settlement of a claim and such settlement shall be binding on both parties hereto for the purposes of this SECTION 12 if, not less than thirty (30) days prior to such settlement, the indemnified party delivers to the indemnifying party written notice of its intent to settle such claim, which notice shall set forth the terms of the proposed settlement; provided, however, that if within such thirty (30) day period the indemnifying party shall have requested the indemnified party to contest any such claim at the expense of the indemnifying party, the indemnified party shall promptly comply, and the indemnifying party shall have the right to direct the defense of such claim or any litigation based thereon at its own expense through counsel reasonably acceptable to the indemnified party. The indemnified party shall also have the right to participate in the settlement of any such claim or in any such litigation so long as its participation is at its own expense and with the understanding that the indemnifying party may settle in its own discretion.
       Any payment or settlement made by the indemnifying party in such contest, together with the total expense thereof, shall be binding on the indemnified party and


                              -12-
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the indemnifying party for the purposes only of this SECTION 12.
Notwithstanding anything herein to the contrary, an indemnifying party shall not, without the prior written consent of the indemnified party, settle any claim in any manner which adversely affects the indemnified party. In addition to the foregoing, the indemnifying party shall assume the defense of any claim, action or proceeding within the scope of the foregoing indemnities upon the written request of the indemnified party.

       13. TERMINATION.

               13.1. TERMINATION BY BUYER. Buyer may terminate this Agreement for cause only upon breach by Seller of any of its obligations under this Agreement and failure by Seller to cure such breach within thirty (30) days following written notice of breach.

               13.2. TERMINATION BY SELLER. Seller may terminate this Agreement for cause only upon Buyer's breach of its obligations under this Agreement and failure by Buyer to cure such breach within thirty (30) days following written notice of breach.

       14.     REMEDIES.

               14.1. The remedies available to the parties to this Agreement, whether by virtue of the provisions of the Tennessee Uniform Commercial Code, or by the terms of this Agreement, are in addition to and cumulative with all remedies arising under any collateral or ancillary agreements between the parties. In no event shall either party be liable to the other for any punitive, special or exemplary damages; provided, however, that this sentence is not intended to and shall not limit the right of either party to this Agreement to receive indemnity and full reimbursement under SECTION 12 for any claims by or amounts (whether deemed compensatory, exemplary or punitive) that one of the parties becomes obligated to pay to a third party pursuant to any judgment or settlement entered into in accordance with
       SECTION 12.

               14.2. Buyer shall have the right to bring an action against Seller for specific performance of this Agreement, both parties agreeing that the goods and services described hereunder are unique.


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       15. NOTICES, PURCHASE ORDERS.

               15.1 Any notice required or desired to be furnished under this Agreement shall be in writing, postage prepaid, and shall be sent by United States, certified, registered or express mail, by an overnight delivery service (E.G., Federal Express) or by facsimile transmission and addressed or delivered to the party receiving notice at the address designated below. Any notice shall be deemed to be given (i) when received or when first refused if mailed or sent by overnight delivery service, and (ii) when received if transmitted by facsimile transmission. All such notices shall be addressed as follows:

       If to Buyer:   Shoney's, Inc.
                              1727 Elm Hill Pike
                              Nashville, Tennessee 37210
                              ATTN: Purchasing Agent- Mike Rose Foods
                              FAX No.: (615) 231-_____

       If to Seller:  Mike Rose Foods, Inc.
                              189 Spence Lane
                              Nashville, Tennessee 37210
                              Attn:
                              FAX No.: (615) ____________

       copy to:       Mike Rose Foods, Inc.
                              c/o Levmark Capital Corporation
                              175 Memorial Highway
                              New Rochelle, New York 10801
                              Attn: William J. Solomon
                              FAX No.: (914) 654-9414


       In like manner, any party may change the address to which notice to it is to be sent.

               15.2 Any orders by Buyer of any Products to be delivered hereunder shall be on Buyer's standard purchase order (a copy of which is attached hereto) and may be sent by regular mail to:

                      Mike Rose Foods, Inc.
                      189 Spence Lane
                      Nashville, Tennessee 37210
                      ATTN: __________________


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               At the request of Seller, upon mailing any such order,
       Buyer shall also send to Seller either a telecopy of such purchase order to such location as may be reasonably designated by Seller or telex containing the requested quantity and delivery dates and location. At the request of Buyer, Seller also shall accept orders from Buyer by electronic data interchange or transmission. The terms and conditions of any sale shall be governed by this Agreement and any terms and conditions of any purchase order that are inconsistent with the terms of this Agreement or contained on the reverse side of any such purchase order shall be of no force or effect.

       16. ASSIGNMENT. This Agreement and the covenants, restrictions and limitations contained herein shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns; provided, however, that, except as provided herein, neither Seller's nor Buyer's obligations under this Agreement may be assigned or delegated without the written consent of the other party hereto. Seller agrees that Buyer's affiliates (including, without limitation, Commissary Operations, Inc.) may act as Buyer's agent for the purpose of executing orders for Products under this Agreement. Seller agrees that if, during the term of this Agreement, Buyer sells all or any part of its restaurant businesses or assets (whether by means of an asset or stock sale, exchange, merger, consolidation or otherwise), Buyer may assign Buyer's rights and obligations hereunder insofar as they relate to the restaurant business or assets being sold to the purchaser of such restaurant business or assets. Buyer's minimum purchase obligations hereunder shall be deemed satisfied to the extent that the purchaser of such restaurant business or assets purchases Products from Seller pursuant to this Agreement (as assigned). To the extent that the purchaser of such restaurant businesses or assets fails to purchase the minimum requirements of any of the Products utilized by the transferred restaurant business or assets (and Buyer fails to purchase same) during any 12-month period referred to in Section 3.2 ending following a sale of restaurant businesses or assets, any such Product shall be treated as a discontinued Product under SECTION 3.3.

       17. WAIVER. The failure of either Buyer or Seller to seek redress for the breach of, or to insist upon the strict performance of, any term, clause or provision of this Agreement, shall not constitute a waiver of such breach or non-performance, unless such waiver shall be in writing and signed by the party executing the waiver. Any waiver so signed shall not constitute a waiver of any different or subsequent breach or non-performance.


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       18.     VALIDITY OF PROVISIONS.  Whenever possible, each
provision and term of this Agreement shall be interpreted in such a manner as to be valid and enforceable; provided, however, that in the event any provision or term of this Agreement should be determined to be invalid or unenforceable, all other provisions and terms of this Agreement and the application thereof to all persons and circumstances subject thereto shall remain unaffected to the extent permitted by law. If any application of any provision or term of this Agreement to any person or circumstance should be determined to be invalid or unenforceable, the application of such provision or term to other persons and circumstances shall remain unaffected to the extent permitted by law.

       19. CONSTRUCTION. As used herein, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context would clearly not admit such construction. This Agreement shall be construed and interpreted in accordance with the laws of the state of Tennessee including, except when expressly inconsistent therewith, the provisions of the Tennessee Uniform Commercial Code, T.C.A. Sections 47-1-101 ET SEQ., including all definitions contained therein. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not in any way affect the meaning, validity or enforceability of any term or provision of this Agreement. All references herein to "section" or "paragraph" shall mean the appropriate numbered section or paragraph of this Agreement except where reference is particularly made to some other instrument or document.

       20. FORCE MAJEURE. Either party shall be excused from performance of its duties under this Agreement during any period of time when that party is prevented from so performing due to act of God, war, strike, riot, acts of governmental authorities, shortages in supply of ingredients used in manufacturing the Products (other than as a result of Seller's acts or omissions) or other cause beyond its control; provided, however, that should such continue for a period of two (2) consecutive months, the other party may, at its option, terminate this Agreement with respect to any Products the delivery or manufacture of which has been prevented.

       21. RELATIONSHIP OF THE PARTIES. It is the express intention of the parties hereto that Seller is and shall be an independent contractor under this Agreement, and no partnership, joint venture or fiduciary relationship shall exist between Buyer and Seller. This Agreement does not constitute either party as the agent, legal representative or employee of the other for any purpose whatsoever, and neither party is granted any right or authority to assume or create any obligation for or on behalf of, or in the name of, the


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other party or in any way to bind the other party.

       22. COSTS AND EXPENSES.Except as otherwise expressly provided in this Agreement, each party hereto shall be responsible for the payment of the fees and expenses (including legal fees and expenses) incurred by that party in connection with this Agreement and the transactions contemplated herein.

       23. ENTIRE AGREEMENT; MODIFICATION. This Agreement, as executed, constitutes the entire agreement between the parties and no representation, promise, condition, warranty or understanding, other than herein set forth, shall be binding upon any of the parties hereto. Seller makes no implied warranty other than that of merchantability and fitness for a particular purpose. None of the provisions of this Agreement shall be waived, altered or amended except in a writing signed by the party to be bound thereby.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement, each by its duly authorized officer or representative, as of the date and year first above written.


MIKE ROSE FOODS, INC.                SHONEY'S, INC.


By:____________________________      By:____________________________

Title:_________________________      Title:_________________________


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                     EXHIBITS AND SCHEDULES

                          OMITTED FOR

                         FILING PURPOSES